UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 29, 2024

PROTAGENIC THERAPEUTICS, INC.

(Exact name of Company as specified in its charter)

Delaware	001-12555	06-1390025
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

149 Fifth Avenue, Suite 500, New York, NY	10010
(Address of principal executive offices)	(Zip Code)

212-994-8200

(Company’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Protagenic Therapeutics, Inc. Common Stock	PTIX	Nasdaq
Protagenic Therapeutics, Inc. Common Stock Warrants	PTIXW	Nasdaq

Item 8.01. Other Events.

As previously disclosed, on May 22, 2024, the Nasdaq Listing Qualifications department (“Nasdaq”) informed Protagenic Therapeutics, Inc. (the “Company”) that it did not meet the minimum $2,500,000 stockholders’ equity requirement for continued listing as set forth in Nasdaq Listing Rule 5550(b)(1) (the “Rule”).

Nasdaq initially provided the Company until July 8, 2024, to submit a plan to regain compliance. The Company submitted its compliance plan on time, and Nasdaq subsequently granted an extension to allow the Company to meet the requirements of the Rule.

While the Company made efforts to address the compliance requirements during the extension period, it was unable to meet the necessary stockholders’ equity threshold by November 18, 2024. Consequently, on November 19, 2024, Nasdaq issued a determination letter (the “Nasdaq Determination Letter”) notifying the Company of its non-compliance with the terms of the extension.

On November 27, 2024, the Company appealed the Nasdaq Determination Letter and requested a hearing (the “Hearing”) before the Nasdaq Hearings Panel (the “Panel”). On November 29, 2024, Nasdaq informed the Company that the delisting action has been stayed, pending a final written decision by the Panel. The Hearing is scheduled for January 30, 2025, and the deadline for submission of materials to the Panel is January 10, 2025. Nasdaq also provided detailed instructions regarding the Hearing process.

The Company is committed to working diligently to present a comprehensive plan to the Panel aimed at regaining compliance with the Rule. While the Company remains focused on achieving this objective, there can be no assurance that the Panel will grant the Company additional time to regain compliance or that the Company will meet all applicable requirements for continued listing on The Nasdaq Capital Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTAGENIC THERAPEUTICS, INC.

Date: December 3, 2024	By:	/s/ Alexander K. Arrow
	Name:	Alexander K. Arrow
	Title:	Chief Financial Officer